Exhibit 99.1

Sirona Dental Systems, Inc. Announces CFO Succession Plan:

•	Ulrich Michel to Succeed Simone Blank as Chief Financial Officer

LONG ISLAND CITY, N.Y. – August 2, 2013 — Sirona (NASDAQ: SIRO), the dental technology leader, today announced that its board of directors has unanimously approved a succession plan for the Chief Financial Officer of the company. Ulrich Michel will join Sirona as Chief Financial Officer and Executive Vice President effective October 14, 2013 and will succeed Simone Blank, who will step down as CFO, Executive Vice President and Board member. Ms. Blank will assist to ensure a seamless transition.

Jeffrey Slovin, President and Chief Executive Officer of Sirona commented: “On behalf of Sirona, I want to sincerely thank Simone for 15 years of dedicated service and sound financial stewardship. I’ve worked side by side with her for eight years so it is no surprise to me that she leaves us in the strongest financial position in our Company’s history. Simone has played an important role in developing Sirona into a global organization and increasing shareholder value. We can now build on that foundation to take Sirona even further. We wish her our very best and much happiness as she enters this next, well-deserved phase of her life.”

Mr. Slovin continued: “We are very excited to welcome Ulrich Michel to Sirona. His global experience, management capabilities and proven track record as CFO of a U.S. public company makes him the ideal candidate to succeed Simone. He shares our commitment to the importance of innovation, excellence in execution and a best-in-class global sales and service infrastructure. His hiring is part of Sirona’s succession plan and we expect him to be instrumental in guiding Sirona through its next phase of growth. The Board and myself have the utmost confidence in Ulrich and expect his wealth of knowledge to make a significant impact.”

Mr. Michel, 50, brings 25 years of financial experience to Sirona. Most recently, Mr. Michel spent over eight years as the Chief Financial Officer of WABCO, a New York Stock Exchange listed company that is a global technology leader in the commercial vehicle industry with approximately $2.5 billion in sales. Prior to that, he was the Chief Financial Officer for American Standard’s Trane Commercial Systems’ business in Europe, Middle East, Africa & India Region. Mr. Michel joined American Standard from Honeywell International/Allied Signal where he spent six years in financial leadership positions in the U.S. and Europe, with areas of focus including mergers and acquisitions, the Specialty Chemicals business and the Control Products business. Before joining Honeywell International/Allied Signal, Mr. Michel spent eight years at Pricewaterhouse, working both in the U.S where he qualified as a U.S. Certified Public Accountant (CPA), and in Europe where he became a German Wirtschaftspruefer.

About Sirona Dental Systems, Inc.

Sirona, the dental technology leader, has served dealers and dentists worldwide for more than 130 years. Sirona develops, manufactures, and markets a complete line of dental products, including CAD/CAM restoration systems (CEREC), digital intra-oral, panoramic and 3D imaging systems, dental treatment centers and handpieces. Visit http://www.sirona.com for more information about Sirona and its products.

Contact information:

Joshua Zable

Vice President, Investor Relations

Sirona Dental Systems, Inc.

+1 718 482 2184

joshua.zable@sirona.com